Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), SEC File Nos. 333-148460 and 333-189077, pertaining to (i) the 1999 Share Option Plan, 2000 Share Option plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan and (ii) the 2007 Share Incentive Plan , respectively, of Lumenis Ltd. (the “Company”), of our report dated February 3, 2014 (except for Note 19.a as to which the date is February 13, 2014), appearing in the Annual Report (Form 20-F) of the Company for the year ended December 31, 2013.

March 27, 2014 Tel Aviv, Israel	/s/ Brightman Almagor Zohar &Co Brightman Almagor Zohar &Co A member firm of Deloitte Touche Tohmatsu